Exhibit 99.1

STAAR Surgical Q4 2019 Earnings Call Transcript

Date: February 26, 2020

CORPORATE PARTICIPANTS

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Deborah J. Andrews, Chief Financial Officer, STAAR Surgical

Brian Moore, Senior Director-Investor, Media Relations and Corporate Development, STAAR Surgical

OTHER PARTICIPANTS

Jason Mills, Analyst, Canaccord Genuity

Ryan Zimmerman, Analyst, BTIG LLC

Anthony Petrone, Analyst, Jefferies LLC

Jim Sidoti, Analyst, Sidoti & Co. LLC

Andrew Brackmann, Analyst, William Blair & Co. LLC

Bruce Jackson, Analyst, The Benchmark Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator

Thank you for standing by, and welcome to The STAAR Surgical 4Q 2019 Financial Results Conference Call and Webcast. At this time, all participants are in a listen-only mode. After the speaker's presentation, there'll be a question-and-answer session. [Operator Instructions] Please be advised that today's conference is being recorded. [Operator Instructions]

I would now like to hand the conference over to your speaker today, Brian Moore, Senior Director, Investor, Media Relations and Corporate Development. Thank you. Please go ahead.

Brian Moore, Senior Director-Investor, Media Relations and Corporate Development, STAAR Surgical Co.

Thank you, Jesse, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company's financial results for the fourth quarter and fiscal year ended January 3, 2020. On the call today are Caren Mason, President and CEO; and Deborah Andrews, Chief Financial Officer. The press release of our fourth quarter results was issued just after 4:00 PM Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risk and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Exhibit 99.1

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales in constant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release. Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts limit themselves to two initial questions, then requeue with any follow ups. We thank everyone in advance for their cooperation with this process. Now, I'd like to turn the call over to Caren Mason, President and CEO of STAAR.

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Brian, and good afternoon, everyone. The fourth quarter results we reported today are consistent with the preliminary results we issued on January 13, and represent continued financial, operational and market share momentum for STAAR. ICL sales, ICL units, gross margins, cash and earnings per share, all grew significantly over prior-year results. STAAR achieved 33% ICL unit growth in 2019, successfully hurdling breakout levels of growth in calendar year 2018. Global ICL units grew 27% in the fourth quarter. Q4 represented the 10th consecutive quarter of double-digit ICL sales and unit growth as our lenses continued to take share of the refractive market.

Our EVO ICL family of lenses is growing at rates significantly above the low-to mid-single digits of many of our industry peers, and we believe this demonstrates the growing reality that the future of refractive vision correction will be lens-based. The time for STAAR is now.

On a regional basis, ICL unit growth in the fourth quarter was driven by standout performance in several markets, including Japan units up 95%; China units up 43%; Germany units up 29%; Spain units up 20%; India units up 16%; and ICL units in the US up 10% as compared to the prior-year period.

Growth during the fourth quarter and fiscal 2019 was driven by increased adoption of our lens-based solution to visual freedom by new and existing surgeon customers, new marketing programs, and new and expanding strategic cooperation and alliance agreement. One example of our success in marketing during fiscal 2019 was a fourfold increase in the number of visits to our ICL website, Doc Finder. We recorded more than 1 million visits to our Doc Finder in 2019. As a potential leading indicator of future ICL locations, the increasing visits to our Doc Finder illustrate that our marketing is resonating with potential patients as they seek to learn more on their ICL journey to achieve visual freedom.

We exited 2019 with a significant $120 million of cash on our balance sheet, and no long-term debt.

Let's turn now to the potential impact of the coronavirus. First, our thoughts are with all those who have been or may become impacted globally by the virus. We extend our heartfelt hope for a swift and safe resolution of this global health concern.

As you know at this time, the predominant impact of the virus is in China. We have been directly in touch with, and working with our customers these last few weeks. Our customers are generally dedicated ophthalmic hospitals, universities and clinics, and as such are usually physically separate from other types of hospitals or healthcare facilities. We understand they are hopeful to resume robust clinical activities including implantation of the EVO ICL family of lenses in March.

Exhibit 99.1

STAAR's China employees have been working remotely since February 3, following the Lunar New Year, and will continue to do so until they are permitted to return to in-office work by the Chinese government. Currently, approximately half of our customers in China remain closed with the other half reopened but only offering emergency services at this time.

The STAAR China team has been engaged in an extensive remote customer outreach program that includes online meetings and digital training courses. Engagement has been high. For example, during the week of February 10, STAAR China had more than 2,500 healthcare professionals participate in online training. Attendees included roughly 500 ophthalmic surgeons as well as nurses, examiners and ICL specialists. Our online efforts have continued.

Many of our larger customers have themselves been actively engaged in online patient outreach programs that include patient marketing, education, and procedure scheduling. The key takeaway is that our surgeon customers and ophthalmic partners are engaged and ready to begin implanting as soon as they are permitted to do so.

A few things to keep in mind with respect to our business in China and Q1 of each fiscal year. First, STAAR has no supply chain or manufacturing risk in China or any other Asian geographies. Second, Q1 is generally our lowest sales quarter of the year, representing about 22% of STAAR's total annual revenue for the past two fiscal years. And third, an ICL procedure delayed is most likely not a procedure lost. Many ICL patients spend months planning for their visual freedom after a lifetime in glasses or disposable contacts. The decision is personal and can be very emotional with many patients telling us the decision to have the ICL is life-changing. The patient's choice to have an ICL procedure also comes with a tangible financial commitment that is often planned for months or even years in advance.

We, therefore, believe the current pause in procedures is simply a short-term deferred sale.

At this time, we clearly have experienced a reduction in expected orders for the quarter. As such, we currently expect in Q1 a potential $5 million to $7 million delay in sales orders. However, given our assessment of the current facts as we know them, we are making no change to our full-year sales forecast for 2020 at this time.

I think it's important to reaffirm, and I would like to reiterate that STAAR's business momentum was very strong ahead of the coronavirus and continued into the first month of 2020. STAAR remains the clear leader in proprietary refractive lens-based solutions. We have a large addressable market that today includes 1.9 billion myopes, and in the near future is expected to nearly double with the anticipated approval of our EDOF presbyopia lens. Today, there are approximately 1.7 billion presbyopes globally.

In terms of execution, we kicked off 2020 with additional clinical and regulatory milestone achievements focused on further realizing our very large and growing market opportunity. In mid-January, we announced CE Mark approval for the use of our currently approved EVO ICL lenses as the supplemental or piggyback lens to correct residual refractive error in dissatisfied post-cataract surgery patients. We believe use of our EVO ICL as a piggyback lens, especially after the expected approval to correct for presbyopia can serve as a growing solution for the millions of cataract patients annually, that end up back in glasses.

Exhibit 99.1

On January 31, the first patient was implanted in our US EVO investigational clinical trial at Price Vision Group in Indianapolis. Dr. Price stated, “Our practice has routinely sought out opportunities to evaluate the most promising vision correction treatments on the horizon. And we look forward to our continued participation in this study of the EVO lenses.” The EVO US clinical trial is now fully underway in nine of more than a dozen prominent refractive surgery centers across the US that we anticipate will be part of this study.

For those of you keeping track, our US clinical trial will include three distinct phases leading up to a potential commercial introduction of EVO to the US market: number one, implanting 300 primary eyes; number two, six months follow-up on all patients; number three, data preparation of the package for marketing approval and submission to the FDA for review.

Details of the US clinical trial entitled, “A Multicenter Clinical Evaluation of the EVO/EVO+ Visian, Implantable Collamer Lens” were posted to clinicaltrials.gov yesterday, and will be updated as required.

As we look to the remainder of 2020, our EVO EDOF lens for presbyopia remains under review by DEKRA our notified body, and we continue to anticipate this product will be introduced to the market through a phased rollout by the end of the second quarter of 2020 in CE Mark countries. Targeting early presbyopia ages 45 to 55, our EVO EDOF lens will open a large market opportunity for older patients outside the historically approved 21 to 45 year old age range for our ICL.

2020 will also be a year of greater marketing investment and creativity in building awareness, understanding and a sense of community around our EVO ICL family of lenses. We will have more YouTube, mobile and interactive ads highlighting the messaging that our research suggest resonates most with consumers. For example, that our ICL lens is removable, that it does not induce dry eye syndrome, and that our lenses provide excellent night vision.

We'll expand the number of cities where we market in China, and have strengthened our campaign in Korea where we've recently signed a K-Pop star, Son Naeun, as an influencer. We'll also have additional new influencer campaigns in Spain, Germany and other geographies that broaden the sense of community among existing and potential EVO ICL patients.

In the US, we plan to support the growth of lens-based clinics while also advertising in key cities with top doctors that have signed alliance agreements with committed levels of ICL unit growth. Last week, we launched our new social media campaign in key US cities, which includes both paid and organic postings on Facebook and Instagram.

Finally, STAAR has initiated a search for its next CFO. As we previously announced in December, Deborah has decided to retire in 2020 after we appoint and transition a new CFO. Before I turn the call over to Deborah for a more detailed review of our financial performance, I would like to acknowledge Deborah's almost 25 years of service to STAAR Surgical. On behalf of the entire STAAR team, and most personally, I would like to thank Deborah for her quarter century of service for STAAR. Deborah?

Deborah J. Andrews - Chief Financial Officer, STAAR Surgical Co.

Thank you, Caren, and good afternoon, everyone. I will start the financial overview with a summary of top line results, and then provide more detail down the income statements. STAAR recorded net sales of

Exhibit 99.1

$38.9 million in the fourth quarter of 2019, an increase of 25% over $31.2 million reported in the year-ago period. The foreign currency headwind, primarily the euro, was just $20,000 for the fourth quarter as compared to approximately $1.3 million for the full fiscal year in 2019.

Strong top line growth was driven by ICL unit and revenue growth of 27%. ICL sales represented 86% of total company sales for both the fourth quarter and fiscal year of 2019.Moving down the income statement, our gross profit margin for the fourth quarter was 74.1%, up 40 basis points as compared to 73.7% in the prior-year quarter. Gross margin in the fourth quarter increased due to improved unit costs partially offset by period costs associated with the project to resume manufacturing in Switzerland.

Gross margin on our ICL product line remains in the 80% to 85% range, and we continue to anticipate total company gross margin above 80% by the end of the three-year 2020 to 2022 planning period. Approximately half of the anticipated margin improvement should come from manufacturing cost reductions and half from continuing mix shift to our higher margin ICL business.

Total operating expenses for the fourth quarter were $26.5 million, an increase of 21% compared to the prior-year quarter of $21.8 million. Taking a closer look at the components of operating expenses, G&A expense in the fourth quarter was $7.9 million compared to the prior-year quarter of $6.2 million. The increase in G&A expense was due to increased head count, and salary and related expenses including stock-based compensation, increased travel expenses, increased insurance expense, and increased audit and tax consulting costs. Marketing and selling expenses were $11.2 million, compared to the prior-year quarter of $9.9 million. The increase in marketing and selling expense was due to increased head count and salary-related expenses including stock-based compensation and investments in digital marketing, advertising and promotions and trade shows. Research and development expenses were $7.4 million compared to the prior-year quarter of $5.7 million. The increase in research and development expenses was due to an increase in head count and salary-related expenses including stock-based compensation and increased clinical expenses associated with our EVO clinical trial in the US.

We generated operating income of approximately $2.3 million during the fourth quarter as compared to operating income of $1.2 million in the year-ago quarter.

Fourth quarter operating margin was 6% as compared to 3.8% for the year-ago period. For the full year 2019 operating margin was7.9%, up 260 basis points over the prior year.

Net income for the fourth quarter was $6.4 million or approximately $0.14 per diluted share as compared to the year-ago net income of $1.1 million or $0.02 per diluted share. The fourth quarter of 2019 included an approximate $3.4 million or $0.07 per share income tax benefit.

On a non-GAAP basis, adjusted net income for the fourth quarter was $5.5 million or $0.12 per diluted share as compared to adjusted net income for the year-ago quarter of $3.2 million or$0.07 per share diluted share. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release.

Turning now to our balance sheet. Our cash, cash equivalents and restricted cash at January 3, 2020 totaled $120 million compared with $104 million at the end of the year-ago fourth quarter. The company generated a record $25.8 million in cash from operating activities for the full year 2019.

This concludes our prepared remarks. Operator, we're ready to take questions.

Exhibit 99.1

Questions and Answers

Operator:

Thank you. [Operator Instructions] Your first question comes from Jason Mills with Canaccord Genuity. Your line is open.

Jason Mills, Analyst, Canaccord Genuity LLC.

...to start with coronavirus. Thank you so much for the color. I guess the question is the $5 million to $7 million make sense at this point given the uncertainty to us. But I guess, over what time period do you expect these sales or these procedures to be done? And how will you account for those? So, let's say that it's mostly felt in the first quarter, and they may come back perhaps over a Q2, Q3 timeframe, will you be able to call that incremental revenue out, the incremental revenue upside that you saw as an offset to the downside during this crisis?

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Bottom line is we had already planned contributions from each of our major markets on a quarterly basis. And as you know it's always been split 22%, then 27%, I believe then 26% and 25%. So, what we're doing now is we're taking a look at the number of units that we didn't realize in February, and we've already actually received orders from customers to our distributor for shipment as soon as they reopen. So, we're already seeing what we call that kind of held back robust interest in getting back to work in a big way.

So, in answer to your question, when we are next on the call or when we have visibility we feel it's important to share, we'll talk about how the spread will be. My expectation based on talking to our team and the customer is they're going to work very, very hard, very aggressively and a lot of overtime to get back on track to what they had planned for their year. I just want to remind everyone that they have budgets that they need to meet. They have employees they need to pay. They are in a very, let's say, recovery mindset to get back to work and get back on their own income statements in the right way from the smallest practice to the largest hospital.

Jason Mills, Analyst, Canaccord Genuity LLC.

Great. That's loud and clear. My second question let's talk clinical, Caren, if you can for a second. Could you talk about the approval timing, you mentioned DEKRA is still evaluating? Is this in line with your expectations, and I guess maybe talk a little bit about your –and more color on the planned rollout, the phase rollout?

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Sure.

Jason Mills, Analyst, Canaccord Genuity LLC.

And then in the United States, can you give us an update on pace of enrollment? I guess it's probably sort of more yesterday than the day before and so on and so forth. But could you give us an update on how that's going? Thank you.

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Sure. So, our phased rollout is designed to make sure that those who have participated with us as principal investigators, those who are familiar and very strong and excited about presbyopia through trying other product, and who are already enthusiastic about bringing presbyopia deep into their

Exhibit 99.1

practice, will be the first practices where we'll roll out the product. We have a detailed plan for a one-year timeframe in terms of starting off with a dozen strong sites then moving to 25, 50, and then 100s thereafter.

We plan to do a major rollout at ESCRS and our experts' meeting in the October timeframe. Our earliest surgeons will have the benefit of all of the patient and surgeon materials, the training programs. Everything will be ready to go. In fact, it's ready to go now.

But what we want to make sure of is that as we initially roll out the near intermediate and far vision characteristics and quality, there are outstanding lens that it's well-characterized in daily practice which as you know is a learning experience for surgeons who have been involved in just a clinical trial environment. So, it's good for the surgeons and it's good for us in guiding all the new practices we plan to bring on with this lens.

In terms of the pace of the US rollout, we're extremely excited about the feedback we're getting. A number of the surgeons had both –I'm not –my clinical people don't want me to talk. So, I think the bottom line is we have a lot of patients in the queue. I'll leave it there

Jason Mills, Analyst, Canaccord Genuity LLC.

Thank you. Thank you, Caren.

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

You're welcome, Jason.

Operator:

Your next question comes from Ryan Zimmerman with BTIG. Your line is open.

Ryan Zimmerman, Analyst, BTIG LLC

Great. Thank you. So, just a follow-up to Jason's question. Caren, what impact are you assuming right now in Korea and Japan with the coronavirus, if any?

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

So, we speak routinely, of course, with our teams all over the world. And today is the day on a weekly basis that our sales leads call in to give up-to-the-moment detail. And I can tell you that at this point in time, Japan is operating fully normally and aggressively as they have been, no change. And Korea, there has been some concern, but what we're being told is it's not in refractive surgeries, it's especially in cataract surgery. So, at this point in time, we're not getting any negative feedback from our team.

Ryan Zimmerman, Analyst, BTIG LLC

Okay. That's very helpful. And then, just a follow-up too on the clinical side of things. You talked about some of the steps you're going to go through for the EVO clinical trial in the US. That data preparation and submission period, can you just talk about kind of what the assumed timeframe would be for that, and we can kind of then make our estimates or guesses around potential approval timing in the US. Thank you.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Yeah. Typically, companies give themselves approximately three to six months to compile the data and to do all the checks and balances associated with making sure that we present accurate and complete

Exhibit 99.1

information to be reviewed by the regulatory body. Obviously, our goal will be to accelerate if possible, but to make sure that we err on the side of complete and effective safety and effectiveness data

Ryan Zimmerman, Analyst, BTIG LLC

Thanks for taking the question.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Thank you. Thank you very much for initiating coverage and asking us questions today, Ryan, we appreciate it.

Operator:

Your next question comes from Anthony Petrone with Jefferies. Your line is open.

Anthony Petrone, Analyst, Jefferies LLC

Hi. Thank you and thanks for taking the question. Maybe just a follow-up on coronavirus. Just trying to reconcile maybe some of the comments that Alcon made this morning on their call, they're seeing a pretty significant impact in China in February specifically. They called a 90% reduction in procedures versus their internal estimates. So, just trying to get a sense of the February trends relative to the comments that Alcon made. And then, I'll have a follow-up on the US clinical study. Thanks.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Sure. Thank you, Anthony. Certainly, by the end of January and into February where clinics and hospitals were closed and remain close, no procedures were performed. In the first three weeks of January, we had an extraordinary kickoff to the year, and a number of procedures remain scheduled for when these clinics and hospitals reopen. So, I think the bottom line is I think it follows from what we've been hearing all throughout from our sales team is that it seems that the cataract lens business has been deeply impacted in terms of what occurred and what is expected in terms of a negative relative recovery. But these refractive procedures, as I explained in my prepared remarks, many of them have either prepaid or already are 100% set to go. So, we're seeing a difference in the refractive response. At this time, we'll see how things play out

Anthony Petrone, Analyst, Jefferies LLC

That's great. Maybe the follow-up, just to stay on this topic for a moment would be the idea that there's a good chance to recapture these procedures. And so, are you seeing just a rescheduling at this point because again on the Alcon side, they talked about possibly recapturing some, but some of those procedures potentially being lost. And then I'll have just one final one on the US study. Thanks.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Well, I can't comment on Alcon's opinion. Our outlook is that a refractive patient who's committed to all the benefits that an ICL has over other laser vision correction procedures have a really enthusiastic customer. And so, I believe the patients, the fact that there's been scheduling online by our customers, the fact that we have energized over 2,500 practitioners, 500 of whom were surgeons during this process were in full contact. So, we feel quite close to the situation, and we're pretty confident in terms of if work gets done, it'll get done with us. Thank you, Anthony.

Anthony Petrone, Analyst, Jefferies LLC

That's great. Thank you.

Exhibit 99.1

Operator:

Your next question comes from Jim Sidoti with Sidoti & Company. Your line is open.

James Sidoti, Analyst, Sidoti & Co.

All right. Good afternoon. I guess like everybody else, we're all...

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Hi, Jim.

James Sidoti, Analyst, Sidoti & Co.

...focused on the coronavirus. The question I had is how've you set your capacity because if it plays out as the way you think it will, these procedures are going to be rescheduled possibly late in Q1, the more likely Q2, Q3, do you have the capacity to meet demand?

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Absolutely. We are –this morning again, we went through inventory, both spheric and toric lenses. The ability to bring in toric in the most requested sizes for all the markets, especially China, its busy season will most likely take place at the end of Q2 and into Q3. We are very well-prepared.

James Sidoti, Analyst, Sidoti & Co.

Right. And then my second question is related to the US launch. Obviously, you can't market the EVO to customers until you get the approval, but are you able to start training surgeons to do the procedure before the approval and have you started?

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

No. No. We can do nothing on the commercial side even if it is training related. Until we have approval of the EVO lens in the US, we are purely managing with our contract research organization partner, a really extraordinary clinical trial experience for the surgeons and the patient. Surgeons will share information amongst each other a little bit, but they know that what the requirements are in terms of their ability to really talk about the trial.

James Sidoti, Analyst, Sidoti & Co.

All right. Thank you.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Thank you, Jim.

Operator:

Your next question comes from Brian Weinstein with William Blair. Your line is open.

Andrew Brackmannn, Analyst, William Blair

Hi, good afternoon. This is actually Andrew Brackmann on for Brian. I'll follow a similar line of questioning here. So, I guess in the context of that $5 million to $7 million that you'vetalked about, can you maybe just expand on how that is expected to play out with the strategic cooperation agreement strategy that you have? I guess the reason I ask this is because my understanding that some of these agreements sort of call for required minimum purchase levels on a quarterly basis, and as we're talking about $5 million to $7 million of a delay here, I'm just curious on what the stipulations are in that contracts that allow for that delay and your confidence in getting that back. Thanks

Exhibit 99.1

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Okay. Well, I think it's important to remember that we have an appropriate setup with our distributor in terms of getting lenses to each of the facilities on a predetermined basis. And so, we will have the ability to meet whatever the partner really wants in terms of delivery time as well as selection of lenses. So, when you ask whether or not we would hold them to their quarterly commitment, the answer is yes, but in terms of the timing of the total for the year, there'll be flexibility, and I'm sure some lenses will move from quarter to quarter, but we're not really concerned in any way that anyone is going to be using the February timeframe as a reason not to meet their annual commitment. If anything, we've been assured the opposite that they cannot wait to get back, and that they have no intention of missing their annual commitment.

Andrew Brackmannn, Analyst, William Blair

Okay. Thank you. That's very helpful. And then on the US clinical trial, just on the Clinical Trials website, it has an estimated primary completion date as January 1, 2021. Should we take that as when the follow-up is completed or when you expect the final patient to be enrolled? Thank you

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Okay. So, the January 2021 is the end of the trial, and then there is the preparation of the data to be given to the FDA on as quick a timeframe as we can achieve, three to six months.

Andrew Brackmannn, Analyst, William Blair

Got it. Thank you.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

You’re Welcome.

Operator:

Your next question comes from Bruce Jackson with The Benchmark Co. Your line is open.

Bruce Jackson, Analyst, The Benchmark Co. LLC

Hi. Thank you for taking my question. I want to know if we could get an update on the manufacturing site buildout in Switzerland?

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Okay. So, we have continued the process of preparing the Nidau site, but our expectation is that we'll probably move back by approximately a quarter or two the shipments, manufactured product from the Swiss facility. And the reason for that is the timeframe is not as concerning candidly as it was when we had what we felt was a potential trade challenge for American-manufactured product. We still believe that the Swiss-manufactured product is the right answer for our Asian customers, especially China who appreciate a Swiss-manufactured label, but we are a little less in terms of intensity with getting that done, and we are accelerating other spending for the near term that we believe will have a quicker return to the company.

Bruce Jackson, Analyst, The Benchmark Co. LLC

Okay, great. Thank you. And then, just a follow-up on the EDOF program. When do you anticipate starting the EDOF toric pilot study?

Exhibit 99.1

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

The EDOF toric pilot study at this point in time will –is scheduled definitely in 2020. We have not finalized the date, but we have everything ready to go.

Bruce Jackson, Analyst, The Benchmark Co. LLC

Okay, super. Thank you very much.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Thank you, Bruce.

Operator:

That is all the time that we have for questions. I turn the call back to Caren Mason for any closing remarks.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

I'd like to thank everyone today for their participation on our call. We'll be on the road in the coming weeks meeting with the investment community where we look forward to speaking with and seeing many of you. As always, we appreciate your interest and investment in STAAR. All the best to all of you. Thank you.

Operator:

This concludes today's conference call. You may now disconnect.

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